E S T A T U T O S

ENERSIS S.A.

T I T U L O  I

Nombre, Domicilio, Duración y Objeto

Artículo Primero: Se establece una sociedad anónima que se denominará "Enersis S.A.", la que se regirá por los presentes Estatutos y, en el silencio de éstos, por las normas legales y reglamentarias que se aplican a este tipo de sociedades.

Artículo Primero Bis: Sin perjuicio de lo establecido en el artículo anterior, la Sociedad estará sujeta a las disposiciones del Decreto Ley número tres mil quinientos, y sus modificaciones.

Artículo Segundo: El domicilio de la Sociedad será la ciudad de Santiago, pudiendo establecer agencias o sucursales en otros puntos del país o en el extranjero.

Artículo Tercero: La duración de la Sociedad será indefinida.

Artículo Cuarto: La Sociedad tendrá como objeto realizar, en el país o en el extranjero, la exploración, desarrollo, operación, generación, distribución, transmisión, transformación y/o venta de energía en cualquiera de sus formas o naturaleza, directamente o por intermedio de otras empresas, como asimismo, actividades en telecomunicaciones y la prestación de asesoramiento de ingeniería, en el país y en el extranjero. Tendrá también como objeto invertir y administrar su inversión en sociedades filiales y coligadas, que sean generadoras, transmisoras, distribuidoras o comercializadoras de energía eléctrica o cuyo giro corresponda a cualesquiera de los siguientes: (i) la energía en cualquiera de sus formas o naturaleza, (ii) al suministro de servicios públicos o que tengan como insumo principal la energía, (iii) las telecomunicaciones e informática, y (iv) negocios de intermediación a través de Internet. En el cumplimiento de su objeto principal la Compañía desarrollará las siguientes funciones:

a)                    Promover, organizar, constituir, modificar, disolver o liquidar sociedades de cualquier naturaleza, cuyo objeto social sea relacionado a los de la Compañía.

b)                    Proponer a sus empresas filiales las políticas de inversiones, financiamiento y comerciales, así como los sistemas y criterios contables a que éstas deberán ceñirse.

c)                    Supervisar la gestión de sus empresas filiales.

d)                   Prestar a sus empresas filiales o coligadas los recursos financieros necesarios para el desarrollo de sus negocios y, además, prestar a sus empresas filiales servicios gerenciales; de asesoría financiera, comercial, técnica y legal; de auditoría y, en general, los servicios de cualquier índole que aparezcan como necesarios para su mejor desempeño.

Además de su objeto principal y actuando siempre dentro de los límites que determine la Política de Inversiones y Financiamiento aprobada en Junta de Accionistas, la Sociedad podrá invertir en:

Primero. La adquisición, explotación, construcción, arrendamiento, administración, intermediación, comercialización y enajenación de toda clase de bienes muebles e inmuebles, sea directamente o a través de sociedades filiales o coligadas.

Segundo. Toda clase de activos financieros, incluyendo acciones, bonos y debentures, efectos de comercio y, en general, toda clase de títulos o valores mobiliarios y aportes a sociedades, sea directamente o a través de sociedades filiales o coligadas.

T I T U L O   II

Capital y Acciones

Artículo Quinto: El capital de la sociedad es la suma de dos billones doscientos veintitrés mil cincuenta y tres millones ciento dieciocho mil setecientos noventa y siete pesos, dividido en treinta y dos mil seiscientos cincuenta y un millones ciento sesenta y seis mil cuatrocientas sesenta y cinco acciones nominativas, todas ellas de una sola serie y sin valor nominal, el que se entera y paga en la forma señalada en el Artículo Segundo Transitorio.

Artículo Quinto Bis: Ninguna persona, directamente o por intermedio de otras personas relacionadas, podrá ser dueña de más del sesenta y cinco por ciento del capital con derecho a voto de la Sociedad o el porcentaje superior que permita la ley para poseer un factor de concentración igual a cero coma seis. Los accionistas minoritarios deberán poseer al menos el diez por ciento del capital con derecho a voto y a lo menos el quince por ciento del capital con derecho a voto de la sociedad deberá estar suscrito por más de cien accionistas no relacionados entre sí, cada uno de los cuales deberá ser dueño de un mínimo equivalente a cien unidades de fomento en acciones, según el valor que se les haya fijado en el último balance. Se entenderá por accionistas minoritarios y por personas relacionadas, los que se encuentran comprendidos en las definiciones que señala la legislación vigente.

Artículo Sexto: Las acciones serán nominativas y su suscripción deberá constar por escrito en la forma que determinen las disposiciones legales y reglamentarias vigentes. Su transferencia y transmisión se hará de conformidad a dichas disposiciones.  El pago de las acciones suscritas podrá ser en dinero o en otros bienes sean estos corporales o incorporales.

Artículo Séptimo: La Sociedad no reconocerá fracciones de acción.  En el caso que una o más acciones pertenezcan en común a varias personas, los codueños estarán obligados a designar un apoderado de todos ellos para actuar ante la Sociedad.

Artículo Octavo: Los saldos insolutos de las acciones suscritas y no pagadas, serán reajustados en la misma proporción en que varíe el valor de la Unidad de Fomento.

Artículo Noveno: Los accionistas sólo son responsables del pago de sus acciones y no están obligados a devolver a la caja social las cantidades que hubieren percibido a título de beneficio.  En caso de transferencia de acciones suscritas y no pagadas, el cedente responderá solidariamente con el cesionario del pago de su valor, debiendo constar en el título las condiciones de pago de la acción.

Artículo Noveno Bis: El derecho a retiro que una Administradora de Fondos de Pensiones pueda ejercer en los casos previstos en el Artículo ciento siete del Decreto Ley Nº tres mil quinientos, de mil novecientos ochenta, estará sujeto a las siguientes reglas especiales: a) El derecho a retiro nacerá el día de la publicación del acuerdo de la Comisión Clasificadora de Riesgo que desaprobare las acciones de la Sociedad, y desde ese día se contará el plazo para su ejercicio, y para el pago del precio de las acciones en los términos del inciso segundo del artículo setenta y uno de la Ley número dieciocho mil cuarenta y seis; y b) El valor de la acción que la sociedad deberá pagar a la Administradora de Fondos de Pensiones que ejerciere el derecho a retiro, se determinará en la forma que disponen los artículos pertinentes del Decreto Supremo número quinientos ochenta y siete, del Ministerio de Hacienda, de cuatro de agosto de mil novecientos ochenta y dos, Reglamento de Sociedades Anónimas. No obstante, tratándose de acciones con transacciones bursátiles, el valor de la acción será el que resulte mayor entre el precio promedio ponderado de las transacciones bursátiles de ella en los seis meses precedentes al día del acuerdo desaprobatorio de la Comisión Clasificadora de Riesgo que motiva el retiro, debidamente reajustado en la variación experimentada por el Índice de Precios al Consumidor entre el día de cada transacción y el día del acuerdo, o el valor del mercado de ese día resultante del precio promedio de las operaciones efectuadas en las Bolsas de Valores. El mayor valor así calculado se aplicará sólo si resultare superior al que se determine de conformidad con las disposiciones del citado Reglamento de Sociedades Anónimas, tratándose de acciones que no tuvieren transacción bursátil, se considerará como fecha para determinar el valor de libros la del acuerdo desaprobatorio de la Comisión Clasificadora de Riesgo.

Artículo Décimo: Los pactos particulares entre accionistas relativos a cesión de acciones, deberán ser depositados en la Compañía a disposición de los demás accionistas y terceros interesados y se hará referencia a ello en el Registro de Accionistas.  Si así no se hiciere, tales pactosserán inoponibles a terceros. Con todo, dichos pactos no afectarán la obligación de la sociedad de inscribir sin más trámites los traspasos que le presentaren, de conformidad con la ley.

Artículo Décimo Primero: El Registro de Accionistas, las menciones que deben tener los títulos de acciones y el procedimiento en caso de pérdida o extravíos de títulos, deberá cumplir con las normas legales y reglamentarias pertinentes.

T I T U L O   III

De la Administración

Artículo Décimo Segundo: La Sociedad será administrada por un Directorio compuesto por 7 miembros reelegibles que podrán o no ser accionistas de la Sociedad.

Artículo Décimo Tercero: Los miembros del Directorio serán elegidos por la Junta Ordinaria de Accionistas. El Directorio durará un período de tres años, al final del cual deberá renovarse totalmente o reelegirse.

Artículo Décimo Cuarto: Las reuniones de Directorio se constituirán con la mayoría absoluta del número de Directores y los acuerdos se adoptarán por la mayoría absoluta de los Directores asistentes con derecho a voto.  En caso de empate, decidirá el voto del que presida la sesión.

Artículo Décimo Cuarto Bis: Todos los actos o contratos que la Sociedad celebre con sus accionistas mayoritarios, sus Directores o Ejecutivos, o con personas relacionadas con éstos, deberán ser previamente aprobados por las dos terceras partes del Directorio y constar en el Acta correspondiente, sin perjuicio de lo dispuesto en el Título XVI de la Ley dieciocho mil cuarenta y seis.

Artículo Décimo Quinto: El Directorio deberá reunirse a lo menos una vez al mes y en cada oportunidad que los intereses sociales así lo requieran. Habrá sesiones ordinarias y extraordinarias. Las primeras se celebrarán en las fechas preestablecidas por el propio Directorio. Las segundas, cuando las cite especialmente el Presidente, por sí, o a petición de uno o más Directores. En las sesiones extraordinarias, sólo podrán tratarse aquellos asuntos que específicamente se señalen en la convocatoria. En la primera sesión que celebre, después de su designación por la Junta Ordinaria de Accionistas, el Directorio deberá elegir de entre sus miembros a un Presidente y a un Vicepresidente que reemplazará a éste en caso de ausencia.

Artículo Décimo Sexto: Los Directores serán remunerados. El monto de la remuneración será fijado anualmente por la Junta Ordinaria de Accionistas. El Presidente tendrá derecho al doble de lo que corresponda percibir a cada Director. El Vicepresidente tendrá derecho a una vez y media de lo que corresponda percibir a cada Director.

Artículo Décimo Séptimo: El Directorio de la Sociedad la representa judicial y extrajudicialmente y para el cumplimiento del objeto social, lo que no será necesario acreditar a terceros, está investido de todas las facultades de administración y disposición que la Ley o el Estatuto no establezcan como privativas de la Junta de Accionistas, sin que sea necesario otorgarle poder especial alguno, inclusive para aquellos actos o contratos respecto de los cuales las leyes exijan esta circunstancia.  Lo anterior no obsta a la representación que compete al Gerente General. El Directorio podrá delegar parte de sus facultades en el Gerente General, Gerentes, Subgerentes, Abogados y ejecutivos principales de la Sociedad, en un Director o en una Comisión de Directores y, para objetos especialmente determinados, en otras personas.

Artículo Décimo Séptimo Bis: En el ejercicio de las facultades que se expresan en el artículo precedente, el Directorio deberá actuar siempre dentro de los límites que determine la política de inversiones y de financiamiento que apruebe la Junta Ordinaria en conformidad a lo establecido por el artículo ciento diecinueve del Decreto Ley número tres mil quinientos, de mil novecientos ochenta, y sus modificaciones.

Artículo Décimo Octavo: La Sociedad tendrá un Gerente General, que será designado por el Directorio y estará premunido de todas las facultades propias de un factor de comercio y de todas aquellas que expresamente le otorgue el Directorio. El cargo de Gerente General es incompatible con el de Presidente, Director, Auditor o Contador de la Sociedad.

T I T U L O   IV

De las Juntas

Artículo Décimo Noveno: Los accionistas se reunirán en Juntas Ordinarias y Extraordinarias. Las primeras se celebrarán una vez al año dentro del cuatrimestre siguiente al Balance General para decidir respecto de las materias propias de su conocimiento sin que sea necesario señalarlas en la respectiva citación. Las segundas podrán celebrarse en cualquier tiempo, cuando así lo exijan las necesidades sociales, para decidir respecto de cualquier materia que la Ley o estos Estatutos entreguen al conocimiento de las Juntas de Accionistas y siempre que tales materias se señalen en la citación correspondiente. Las citaciones a Juntas Ordinarias y Extraordinarias no serán necesarias cuando en la respectiva Asamblea esté representada el total de las acciones válidamente emitidas. Cuando una Junta Extraordinaria deba pronunciarse sobre materias propias de una Junta Ordinaria, su funcionamiento y acuerdo se sujetarán, en lo pertinente, a los quórum aplicables a esta última clase de Junta.

Artículo Vigésimo:  Son materia de Junta Ordinaria: Uno) El examen de la situación de la Sociedad y de los informes de los inspectores de cuentas y auditores externos y la aprobación o rechazo de la memoria, del balance, de los estados y demostraciones financieras presentados por los administradores o liquidadores de la Sociedad; Dos) La distribución de las utilidades de cada ejercicio y, en especial, el reparto de dividendos; Tres) La elección o renovación de los miembros del Directorio, de los liquidadores y de los fiscalizadores de la administración; y, Cuatro) En general, cualquier materia de interés social que no sea propia de una Junta Extraordinaria. Las Juntas Ordinarias deberán nombrar anualmente auditores externos independientes con el objeto de examinar la contabilidad, inventario, balance y otros estados financieros, debiendo informar por escrito a la próxima Junta Ordinaria sobre el cumplimiento de su mandato.

Artículo Vigésimo Bis: Además de lo dispuesto en el artículo precedente, corresponderá a la Junta Ordinaria aprobar la política de inversiones y de financiamiento que proponga la administración, en los términos que se contemplan en el artículo ciento diecinueve del Decreto Ley número tres mil quinientos, de mil novecientos ochenta, y sus modificaciones. Corresponderá también a la Junta Ordinaria designar anualmente inspectores de cuentas titulares con sus respectivos suplentes, con las facultades establecidas en el artículo cincuenta y uno de la Ley número dieciocho mil cuarenta y seis.

Artículo Vigésimo Primero:  Son materia de Junta Extraordinaria: Uno) La disolución de la Sociedad; Dos) La transformación, fusión o división de la Sociedad y la reforma de sus Estatutos; Tres) La emisión de bonos o debentures convertibles en acciones; Cuatro) La enajenación de un cincuenta por ciento o más de su activo, sea que incluya o no su pasivo, lo que se determinará conforme al balance del ejercicio anterior; como asimismo, la formulación o modificación de cualquier plan de negocios que contemple la enajenación de activos por un monto que supere el porcentaje antedicho.  Asimismo, la enajenación del cincuenta por ciento o más del activo de una filial, siempre que ésta represente al menos un veinte por ciento del activo de la sociedad, como cualquier enajenación de sus acciones que implique que la matriz pierda el carácter de controlador; Cinco) El otorgamiento de garantías reales o personales para caucionar obligaciones de terceros, excepto si éstos fueren sociedades filiales, en cuyo caso, la aprobación del Directorio será suficiente y, Seis) Las demás materias que por la Ley o por estos Estatutos, correspondan a su conocimiento o a la competencia de las Juntas de Accionistas. Las materias referidas en los números uno, dos, tres y cuatro sólo podrán acordarse en Juntas celebradas ante notario, quien deberá certificar que el acta es expresión fiel de lo ocurrido y acordado en la reunión.

Artículo Vigésimo Primero Bis: Sin perjuicio de lo establecido en el artículo anterior, serán también materia de la Junta Extraordinaria: a) La enajenación de los bienes o derechos de la Sociedad declarados esenciales para su funcionamiento en la política de inversiones y de financiamiento, como asimismo la constitución de garantías sobre ellos; y b) La modificación anticipada de la política de inversión y financiamiento aprobada por la Junta Ordinaria.

Artículo Vigésimo Segundo: Las Juntas serán convocadas por el Directorio de la Sociedad y la citación se efectuará por medio de un aviso destacado que se publicará, a lo menos, por tres veces en días distintos en el periódico que la Junta señale. Además, deberá enviarse una citación por correo a cada accionista, con una anticipación mínima de quince días a la fecha de la celebración de la Junta, la que deberá contener una referencia a las materias a ser tratadas en ellas, así como la indicación de la forma de obtener copias íntegras de los documentos que fundamenten las diversas opciones sometidas a su voto, si los hubiere, los que además deberán ponerse a disposición de los accionistas en el sitio internet de la Sociedad. La omisión de esta obligación no afectará la validez de la citación, pero los Directores, Liquidadores y Gerentes de la Sociedad infractora responderán de los perjuicios que causaren a los accionistas, no obstante las sanciones administrativas que la Superintendencia pueda aplicarles. Sin embargo, podrán auto convocarse y celebrarse válidamente aquellas Juntas a las que concurran la totalidad de las acciones emitidas con derecho a voto, aún cuando no se hubieren cumplido las formalidades requeridas para su citación. La celebración de toda Junta de Accionistas deberá ser comunicada a la Superintendencia de Valores y Seguros con una anticipación no inferior a quince días.

Artículo Vigésimo Tercero: Las Juntas se constituirán en primera citación, con la mayoría absoluta de las acciones emitidas con derecho a voto; y, en segunda citación, con las que se encuentren presentes o representadas, cualquiera que sea su número, y los acuerdos se adoptarán por la mayoría absoluta de las acciones presentes o representadas con derecho a voto. Los avisos de la segunda citación sólo podrán publicarse una vez que hubiere fracasado la Junta a efectuarse en primera citación, y en todo caso, la nueva Junta deberá ser citada para celebrarse dentro de los cuarenta y cinco días siguientes a la fecha fijada para la Junta no efectuada.  Las Juntas serán presididas por el Presidente del Directorio o por el que haga sus veces y actuará como Secretario de la Junta el Secretario titular del Directorio de la Sociedad,  cuando lo hubiere, o el Gerente, en su reemplazo.

Artículo Vigésimo Cuarto: Los acuerdos de la Junta Extraordinaria de Accionistas que digan relación con la modificación de los Estatutos, requerirán de las dos terceras partes de las acciones emitidas con derecho a voto.

Artículo Vigésimo Cuarto Bis: Mientras la Sociedad se encuentre sujeta a las disposiciones contenidas en el Título XII y demás pertinentes del Decreto Ley número tres mil quinientos, de mil novecientos ochenta, y sus modificaciones, cualquiera modificación a las normas establecidas en los artículos Primero Bis, Quinto Bis, Noveno Bis, Décimo Cuarto Bis, Décimo Séptimo Bis, Vigésimo Bis, Vigésimo Primero Bis, Vigésimo Séptimo Bis, Trigésimo Séptimo Bis y en el presente artículo, requerirá el voto conforme del setenta y cinco por ciento de las acciones emitidas con derecho a voto, de acuerdo con lo prescrito por el artículo ciento veintiuno del referido Decreto Ley número tres mil quinientos.

Artículo Vigésimo Quinto: Solamente podrán participar en Juntas y ejercer sus derechos de voz y voto, los titulares de acciones inscritas en el Registro de Accionistas con cinco días de anticipación a aquel en que haya de celebrarse la respectiva Junta. Los titulares de acciones sin derecho a voto, así como los Directores y Gerentes que no sean accionistas, podrán participar en las Juntas Generales con derecho a voz.

Artículo Vigésimo Sexto: Los accionistas podrán hacerse representar en las Juntas por medio de otra persona aunque ésta no sea accionista. Lo anterior, sin perjuicio de lo establecido en el artículo cuarenta y cinco bis del Decreto Ley número tres mil quinientos. La representación deberá conferirse por escrito por el total de las acciones de las cuales el mandante sea titular a la fecha señalada en el artículo precedente.

Artículo Vigésimo Séptimo: Los accionistas tendrán derecho a un voto por acción que posean o representen, pudiendo acumularlos o distribuirlos en las elecciones como lo estimen conveniente.

Artículo Vigésimo Séptimo Bis: No obstante lo dispuesto por el artículo anterior, ningún accionista podrá ejercer por sí o en representación de otros accionistas, el derecho a voto por un porcentaje de las acciones suscritas y con derecho a voto de la sociedad, superior a la máxima concentración permitida en los estatutos, debiendo descontar para este efecto el exceso sobre dicha máxima concentración. Para el cálculo de este porcentaje deberán sumarse a las acciones del accionista, las que sean de propiedad de personas relacionadas con éste. Tampoco podrá persona alguna representar a accionistas que en conjunto representen un porcentaje superior a aquel de concentración máxima permitida en los estatutos.

T I T U L O    V

Del Comité de Directores y del Comité de Auditoría

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Artículo Vigésimo Octavo: En tanto la sociedad cumpla con los requisitos patrimoniales y de concentración establecidos en el artículo cincuenta bis, o del que lo suceda o reemplace, de la Ley Nº 18.046, estará obligada a designar un director independiente y un Comité de Directores.- Este Comité se regirá en su generación, integración, funcionamiento y atribuciones por lo dispuesto en la Ley sobre Sociedades Anónimas y lo preceptuado en la materia por la Superintendencia de Valores y Seguros.

Artículo Vigésimo Noveno: Sin perjuicio de lo dispuesto en el artículo precedente, en tanto la Sociedad sea un emisor de valores debidamente registrado ante la Bolsa de Valores de Nueva York (NYSE) o cualquier otra bolsa nacional estadounidense, la generación, integración, funcionamiento y atribuciones del Comité de Directores se regirá también, en todo cuanto no sea contrario a la legislación de Chile, por lo dispuesto en forma obligatoria para los denominados “Comités de Auditoría” en la Sarbanes Oxley Act (SOX) de los Estados Unidos de América y por lo preceptuado en esta materia por la Securities and Exchange Commission (SEC) y la Bolsa de Valores de Nueva York (NYSE), o por el organismo o entidad que en definitiva corresponda conforme a la legislación de los Estados Unidos de América. Con todo, en caso de un conflicto, discordancia o incompatibilidad irreconciliable o irremediable entre lo dispuesto por la legislación chilena y la estadounidense para el Comité de Directores y el Comité de Auditoría, respectivamente, primará la ley chilena por sobre la extranjera, sin perjuicio que el Directorio podrá convocar a una junta extraordinaria de accionistas para reformar los estatutos en caso que sea necesario y tendrá las más amplias facultades, actuando dentro de su esfera de atribuciones, para resolver dicho conflicto, discordancia o incompatibilidad, en la medida que ello sea posible, mediante la creación de nuevos comités y/o subcomités, como también mediante la delegación de parte de sus facultades de conformidad con lo dispuesto por el artículo 40 de la Ley sobre Sociedad Anónimas. Los accionistas, directores y el Directorio de la Sociedad deberán velar en todo momento que los acuerdos y políticas adoptados por ésta sean compatibles y armónicos con las disposiciones de ambas legislaciones.

Artículo Trigésimo: El Comité de Directores estará compuesto por tres miembros, la mayoría de los cuales deberán ser independientes según los criterios y requisitos que para estos efectos establece el artículo cincuenta bis de la Ley Nº 18.046, tanto al momento de su designación, como durante todo el período que se desempeñen como miembros del Comité. Sin perjuicio de lo anterior, complementariamente a lo dispuesto en el artículo Vigésimo Noveno precedente, en tanto la Sociedad sea un emisor de valores debidamente registrado ante la NYSE o cualquier otra bolsa nacional estadounidense, y en orden a dar estricto cumplimiento a las exigencias legales y reglamentarias que dicho registro conlleva, todos los miembros del Comité de Directores deberán cumplir adicionalmente con los criterios y requisitos de independencia que al efecto prescriben la SOX, la SEC y la NYSE. Así, ningún director que haya sido elegido o designado como miembro del Comité de Directores podrá mantener vinculación, interés o dependencia alguna con la sociedad, sea económica, profesional, crediticia o comercial, cualquiera sea su monto o naturaleza, ni recibir, directa o indirectamente, ingreso, remuneración o compensación alguna de parte de la sociedad o cualquiera de sus filiales, que no sea por concepto ni tenga como única y exclusiva fuente las labores que desempeñe como miembro del Directorio, como miembro del Comité de Directores, o como miembro de cualquier otro comité o subcomité de directores de la sociedad.

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Artículo Trigésimo Primero: La pérdida de independencia que de conformidad a las leyes que rigen a la Sociedad y estos estatutos afecte a un miembro del Comité, dará lugar a la inhabilidad sobreviniente del respectivo director para desempeñar su cargo como director y miembro del Comité de Directores, por lo que cesará automáticamente en dicho cargo, sin perjuicio de su responsabilidad frente a los accionistas.

Artículo Trigésimo Segundo: Los directores designados miembros del Comité de Directores lo serán por el período de su nombramiento como Director, y sólo podrán renunciar a este cargo cuando renuncien al cargo de director o hayan adquirido una inhabilidad sobreviniente para desempeñar su cargo, caso en el cual tendrá aplicación lo dispuesto en el artículo precedente. Ningún director elegido o designado para integrar el Comité de Directores podrá excusarse de dicha elección o designación.

Artículo Trigésimo Tercero: Las reuniones del Comité de Directores se constituirán válidamente con la mayoría absoluta del número de sus miembros, y sus acuerdos  se adoptarán por la mayoría  absoluta de los miembros asistentes.  El Comité de Directores deberá elegir de su seno un Presidente, el cual tendrá voto dirimente en caso de empate.

Artículo Trigésimo Cuarto: El Comité tendrá las facultades y deberes que expresamente hayan sido contempladas tanto en las leyes y sus reglamentos, como en la normativa que al efecto haya dictado la autoridad administrativa competente, en especial, las enumeradas en el artículo 50 bis de la Ley Nº 18.046, como asimismo cualquier otra materia, encargo facultad o deber que le encomiende una junta de accionistas o el directorio.

Artículo Trigésimo Quinto: Las deliberaciones, acuerdos y organización del Comité de Directores se regirán, en todo lo que les fuere aplicable, por las normas relativas a las sesiones de directorio de la sociedad.

T I T U L O   VI

Balance, Fondos y Utilidades

Artículo Trigésimo Sexto: Al treinta y uno de diciembre de cada año, se practicará un Balance General de las operaciones de la Sociedad, que el Directorio presentará a la Junta Ordinaria de Accionistas, acompañado de una memoria razonada acerca de la situación de la Sociedad y del estado de ganancias y pérdidas y del informe que al respecto presenten los inspectores de cuentas y auditores externos. Todos estos documentos deberán reflejar con claridad la situación patrimonial de la Sociedad al cierre del respectivo ejercicio y los beneficios obtenidos o las pérdidas sufridas durante el mismo.

Artículo Trigésimo Séptimo: En una fecha no posterior a la del primer aviso de convocatoria para la Junta Ordinaria, el Directorio deberá poner a disposición de cada uno de los accionistas inscritos en el respectivo Registro una copia del Balance y de la Memoria de la Sociedad, incluyendo el dictamen de los auditores externos e inspectores de cuentas y sus notas respectivas. El balance general y estados de ganancias y pérdidas debidamente auditados y las demás informaciones que determine la Superintendencia de Valores y Seguros se publicarán, por una sola vez, en un diario de amplia circulación en el lugar del domicilio social, con no menos de diez ni más de veinte días de anticipación a la fecha en que se celebre la Junta que se pronunciará sobre los mismos, sin perjuicio de su publicación en el sitio Internet de la Sociedad. Además, los documentos señalados deberán presentarse dentro de ese mismo plazo, a la Superintendencia de Valores y Seguros en el número de ejemplares que ésta determine. La memoria, balance, inventario, actas de Directorio y Junta, libros e informes de los fiscalizadores, deberán estar a disposición de los accionistas en las oficinas de la Sociedad durante los quince días anteriores a la fecha indicada para la Junta. Si el balance general y estado de ganancias y pérdidas fueren alterados por la Junta, las modificaciones, en lo pertinente, se enviarán a los accionistas dentro de los quince días siguientes a la fecha de la Junta y se publicarán en el mismo diario en que se hubieren publicado dichos documentos, dentro de igual plazo.

Artículo Trigésimo Octavo: Salvo acuerdo diferente adoptado en la Junta respectiva, acordado por la unanimidad de las acciones emitidas, se distribuirán anualmente, como dividendo en dinero a sus accionistas, a prorrata de sus acciones, a lo menos el treinta por ciento de las utilidades líquidas de cada ejercicio. En todo caso, el Directorio podrá, bajo la responsabilidad personal de los Directores que concurran al acuerdo respectivo, distribuir dividendos provisionales durante el ejercicio con cargo a las utilidades del mismo, siempre que no hubiere pérdidas acumuladas. La parte de las utilidades que no sea destinada por la Junta a dividendos, podrá en cualquier tiempo, ser capitalizada, previa reforma de Estatutos, por medio de la emisión de acciones liberadas o por el aumento del valor nominal de las acciones, o ser destinadas al pago de dividendos eventuales en ejercicio futuros.

T I T U L O   VII

Disolución y Liquidación

Artículo Trigésimo Noveno: La disolución de la Sociedad se verificará en los casos previstos por la Ley.  La disolución anticipada sólo podrá ser acordada en Junta Extraordinaria de Accionistas con el voto conforme de las dos terceras partes de las acciones emitidas con derecho a voto.

Artículo Cuadragésimo: Disuelta la Sociedad, la liquidación será practicada por una Comisión Liquidadora formada por tres personas, accionistas o no, elegidas por la Junta de Accionistas, quienes tendrán las facultades, deberes y obligaciones establecidas en la Ley o en el Reglamento. Si la Sociedad se disolviere por reunirse por un período ininterrumpido que exceda de diez días, todas las acciones en una sola mano, no será necesaria la liquidación.

Artículo Cuadragésimo Primero: Los liquidadores convocarán a Junta Ordinaria de Accionistas en el mes de abril de cada año, para darles cuenta del estado de la liquidación. Si en el plazo de dos años no estuviere terminada la liquidación, se procederá a nueva elección de liquidadores, pudiendo ser reelegidos los mismos. El cargo de liquidadores es remunerado y corresponde a la Junta Ordinaria de Accionistas fijar su remuneración. El cargo de liquidador es revocable por la Junta Ordinaria o Extraordinaria de Accionistas. Los liquidadores cesarán en su cargo por incapacidad legal sobreviniente o por su declaración de quiebra.

T I T U L O   VIII

Disposiciones Generales

Artículo Cuadragésimo Segundo: Las diferencias que se produzcan entre los accionistas en su calidad de tales, o entre estos y la Sociedad o sus administradores, sea durante su vigencia o liquidación, serán resueltas por un árbitro nombrado de común acuerdo por las partes, quien tendrá el carácter de arbitrador en cuanto al procedimiento, pero deberá fallar conforme a Derecho. De no existir tal consenso, el árbitro será designado por la Justicia Ordinaria a petición de cualquiera de ellas, en cuyo caso el nombramiento sólo podrá recaer en abogados que se desempeñen o que se hayan desempeñado como profesores de las cátedras de Derecho  Económico o Comercial en las Facultades de Derecho de las Universidades de Chile, Católica de Chile y Católica de Valparaíso. Lo anterior es sin perjuicio de que al producirse un conflicto, el demandante pueda sustraer su conocimiento de la competencia del árbitro y someterlo a la decisión de la Justicia Ordinaria, derecho que no podrá ser ejercido por los directores, gerentes, administradores y ejecutivos principales de la Sociedad, ni tampoco por aquellos accionistas que individualmente posean, directa o indirectamente, acciones cuyo valor libro o bursátil supere las cinco mil unidades de fomento, de acuerdo al valor de dicha unidad a la fecha de presentación de la demanda.

Artículo Cuadragésimo Tercero: En el silencio de estos Estatutos y en todo lo que no esté previsto expresamente en ellos, regirán las disposiciones de la Ley número dieciocho mil cuarenta y seis, sus modificaciones y Reglamentos y las pertinentes del Decreto Ley número tres mil quinientos en el caso previsto en el artículo ciento once de dicho texto legal.

DISPOSICIONES TRANSITORIAS

Artículo Primero Transitorio: Para los efectos del Artículo Vigésimo Segundo de estos Estatutos, la Junta acuerda que las publicaciones para llamar a Juntas Ordinarias o Extraordinarias de Accionistas se efectuarán en el Diario El Mercurio de Santiago.

Artículo Segundo Transitorio: El capital social ascendente a dos billones doscientos veintitrés mil cincuenta y tres millones ciento dieciocho mil setecientos noventa y siete pesos, dividido en treinta y dos mil seiscientos cincuenta y un millones ciento sesenta y seis mil cuatrocientas sesenta y cinco acciones nominativas, todas de una sola serie y sin valor nominal, se ha enterado y se enterará, suscribirá y pagará de la siguiente manera:

A.- Capital Suscrito y Pagado. En primer lugar, se acordó dejar constancia que en la Junta  General Extraordinaria de accionistas celebrada con fecha treinta de abril de mil novecientos noventa y nueve, reducida a escritura pública con fecha veintiséis de mayo de mil novecientos noventa y nueve ante el Notario Público de Santiago don Patricio Zaldívar Mackenna, se acordó aumentar el capital social de Enersis S.A. de la suma de trescientos ochenta y ocho mil quinientos veintidós millones novecientos ochenta y ocho mil trescientos ochenta y tres pesos dividido en seis  mil ochocientas millones de acciones nominativas de una sola serie y sin valor nominal a la suma de ochocientos sesenta y ocho mil cuatrocientos dos millones novecientos ochenta y ocho mil trescientos ochenta y tres pesos dividido en nueve mil trescientos ochenta millones de acciones nominativas de una sola serie y sin valor nominal. Esto es, en esa oportunidad, se aumentó el capital en la suma de cuatrocientos setenta y nueve mil ochocientos ochenta millones que correspondían a dos mil quinientos ochenta millones de acciones de pago, todas de una misma serie y sin valor nominal. Este aumento de capital no fue suscrito en su totalidad dentro del período de tres años en que dichas acciones debían suscribirse, pagarse y enterarse, quedando, en consecuencia, por ministerio de la ley, reducido a la cantidad efectivamente pagada. De ello se dejó expresa constancia por escritura pública extendida con fecha veinticinco de junio de dos mil dos, en la Notaría de Santiago de don Patricio Zaldívar Mackenna, declarándose en dicha escritura que el capital social había quedado reducido de pleno derecho a la cantidad efectivamente pagada al día treinta de abril de dos mil dos, esto es, a la suma de setecientos veintinueve mil trescientos veintiocho millones trescientos cuarenta y siete mil quinientos ocho, dividido en ocho mil doscientos noventa y un millones veinte mil cien acciones nominativas, de una misma serie y sin valor nominal.

B.-  Revalorización de Capital Propio. El capital actual de la Sociedad, incluida la revalorización del capital propio al treinta y uno de diciembre de dos mil uno y al treinta y uno de diciembre de dos mil dos, conforme a lo dispuesto en el artículo décimo de la Ley número dieciocho mil cuarenta y seis, asciende a la suma de setecientos cincuenta y un mil doscientos ocho millones ciento noventa y siete mil novecientos treinta y tres pesos dividido en ocho mil doscientos noventa y un millones veinte mil cien acciones nominativas, de una misma serie y sin valor nominal.

C.- Nuevo Capital Social.  Con un billón cuatrocientos setenta y tres mil doscientos veinticinco millones cuatrocientos tres mil quinientos sesenta y tres pesos, que se enterará mediante la emisión de veinticuatro mil trescientos ochenta y dos millones novecientos noventa y cuatro  mil cuatrocientos ochenta y ocho acciones de pago, conforme al aumento acordado en la Junta Extraordinaria de Accionistas celebrada con fecha treinta y uno de marzo de dos mil tres.

Estas acciones se emitirán por el Directorio de una sola vez para ser pagadas al contado, al momento de la suscripción ya sea:

(a)     en dinero efectivo, cheque o vale vista, o bien

(b)     mediante la capitalización, ya sea en su totalidad o en parte, de:

(i)                   Créditos de Elesur S.A., provenientes de dos préstamos otorgados a la Compañía, que de conformidad con la estimación pericial aprobada en la Junta Extraordinaria de Accionistas antes citada, ascienden a la fecha, en capital e intereses al día de la presente escritura al ochenta y seis coma ochenta y cuatro por ciento de su valor par.  Actualmente dicho valor par es de cincuenta y ocho millones setecientas un mil setecientas setenta y ocho, con noventa y nueve U.F. /los “Préstamos”; y

(ii)                 mediante la capitalización, ya sea en su totalidad o en parte, de Bonos número doscientos sesenta y nueve, series B uno y B dos cuyo valor, de conformidad con la estimación pericial aprobada en la Junta Extraordinaria de Accionistas antes citada, será su equivalente a su respectivo valor par, multiplicado por los siguientes porcentajes: ----------------------------------------------------------------------------

(i)                          ochenta y siete coma veintitrés por ciento para los Bonos de la Serie B uno; y  -----------------------------------------------------------

(ii)                         setenta y uno coma cincuenta y nueve por ciento para los Bonos de la Serie B dos. ------------------------------------------------

El Directorio queda expresamente facultado para emitir de una sola vez la totalidad de las veinticuatro mil trescientos ochenta y dos millones novecientos noventa y cuatro mil cuatrocientos ochenta y ocho acciones de pago, quedando ampliamente facultado para ofrecer y colocar estas acciones al precio que resulte de calcular el promedio ponderado de las transacciones bursátiles que se hayan realizado entre el nonagésimo día hábil bursátil y el trigésimo día hábil bursátil anteriores a la fecha de la presente Junta General Extraordinaria de Accionistas, en cada uno de los siguientes períodos de suscripción:

a) Primer Período de Suscripción Preferente. Se ofrecerá a cada accionista de la Compañía, en conformidad con la Ley número dieciocho mil cuarenta y seis, sobre Sociedades Anónimas, suscribir aquel número de acciones de nueva emisión que les corresponda, de acuerdo a su prorrata. El primer período de opción preferente permanecerá abierto por un plazo de treinta días. Las acciones de nueva emisión se podrán pagar por los accionistas, en este período, en dinero efectivo o bien mediante los créditos financieros que Elesur S.A. ostenta contra Enersis S.A.

b) Rescate Voluntario de Bonos Locales.  La Compañía hará una oferta de rescate voluntario de todos los Bonos Locales, en condiciones idénticas para todos sus tenedores, en virtud de lo dispuesto por el artículo ciento treinta de la Ley del Mercado de Valores, entre el primero y quince de noviembre del presente año.  Se ofrecerá a todos los tenedores de Bonos Locales canjear sus títulos por acciones de Enersis según el siguiente procedimiento: a la fecha de la efectiva capitalización de los Bonos Locales se considerará el valor nominal de cada bono más los intereses correspondientes y se aplicará el factor que para cada Serie y valor nominal respectivo ha determinado el perito señor Eduardo Walker Hitschfeld en su ya mencionado informe de fecha seis de marzo último. La cantidad resultante se dividirá por el  precio de colocación aprobado por esta Junta, que asciende a sesenta coma cuatro mil doscientos dos pesos por acción para calcular de este modo el número de acciones de Enersis que finalmente se entregará a cada tenedor de bonos.  El aviso de rescate voluntario de los Bonos Locales mediante el cual se ofrezca su canje por acciones se publicará en el diario El Mercurio de Santiago.

c) Segundo Período de Suscripción Preferente. En vista del compromiso asumido por el accionista controlador en cuanto a que no enajenará ninguna de las acciones de su propiedad entre la fecha de esta junta y el momento en que concluya el segundo período preferente de suscripción se acuerda llevar a cabo el mismo entre el veinte de noviembre y el veinte de diciembre del presente año, y al objeto de permitir la total suscripción de las acciones emitidas, a estos efectos el Directorio abrirá un nuevo período  de suscripción preferente, destinado exclusivamente a aquellas personas que sean accionistas de la Sociedad cinco días hábiles antes del momento de darse inicio a esta nueva oferta preferente, con excepción del Controlador y sus miembros, y de acuerdo a la prorrata de acciones que cada uno de los accionistas destinatarios de la oferta tenga a esa fecha. Durante este período, que tendrá una duración de treinta días, se ofrecerá, a aquellos accionistas que lo deseen, suscribir el remanente de acciones de nueva emisión que hayan quedado sin suscribir luego de finalizados el primer período de opción preferente referido en la letra a) anterior y el rescate voluntario de los Bonos Locales referido en la letra b) anterior. En este período, las acciones de nueva emisión se podrán pagar por los accionistas solamente en dinero efectivo.

d) Plazo del Aumento de Capital: El plazo de vigencia del presente aumento de capital vencerá el treinta de diciembre de dos mil tres.  Vencido que sea el plazo señalado, sin que se haya enterado el aumento de capital, éste quedará reducido al monto efectivamente suscrito y pagado.

Con fecha dieciséis de enero de dos mil cuatro, ante el Notario Público de Santiago, don Patricio Zaldívar Mackenna, el Gerente General de la Compañía, don Mario Valcarce Durán, declaró y dejó constancia que el capital de la Compañía quedó reducido de pleno derecho a la cantidad efectivamente pagada al día treinta y uno de diciembre de dos mil tres, esto es a la suma de dos billones doscientos veintitrés mil cincuenta y tres millones ciento dieciocho mil setecientos noventa y siete pesos dividido en treinta y dos mil seiscientos cincuenta y un millones ciento sesenta y seis mil cuatrocientos sesenta y cinco acciones sin valor nominal, lo que quedó registrado al margen de la inscripción de Fs. 13099 N° 7269 del Registro de Comercio del año 1981 con fecha dos de febrero de dos mil cuatro.

Artículo Tercero Transitorio: Se establece el día primero de agosto de mil novecientos ochenta  y ocho como fecha a partir de la cual entrará en vigor la razón social “Enersis S.A.”, contenida en el Artículo Primero Permanente, debiendo la Sociedad en el intertanto seguir usando la antigua razón social.